Exhibit 10.2

HASBRO, INC.
2003 STOCK INCENTIVE PERFORMANCE PLAN
STOCK OPTION AGREEMENT FOR PREMIUM-PRICED GRANT TO EMPLOYEES

AGREEMENT, made effective as of_____________, by and between HASBRO, INC., a Rhode Island corporation (the "Company") and                        , an individual residing at                                 ("Optionee").

WHEREAS, Optionee is an employee (including an officer or director of the Company who is also an employee) of the Company or of a direct or indirect subsidiary of the Company and is eligible to participate in the Company's 2003 Stock Incentive Performance Plan, as amended (the "Plan"), and

WHEREAS, the Compensation and Stock Option Committee (the "Committee") of the Board of Directors of the Company (the "Board") acting in accordance with the provisions of the Plan granted to Optionee a non-qualified stock option to purchase)                 shares of Common Stock of the Company, par value $.50 per share (the "Common Stock"), at a price determined by said Committee to be not less than ten percent (10%) above the fair market value of such Common Stock on the date of said grant, subject to and upon the terms and conditions set forth in the Plan and as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

W I T N E S S E T H:

1. The Company confirms the grant by the Committee to the Optionee on              , pursuant to the Plan, a copy of which is annexed hereto as Appendix A and the provisions of which are incorporated herein as if set forth in full, of a stock option to purchase all or any part of the number of shares of Common Stock (the "Shares") described in Section 2 below (the "Option"), subject to and upon the terms and conditions set forth in the Plan and the additional terms and conditions hereinafter set forth. The Option is evidenced by this Agreement.

In addition to the foregoing the parties agree that, except as is otherwise specifically set forth in Section 4(c) of this Agreement, upon any exercise of the Option the shares of Common Stock acquired by the Optionee will be restricted and the Optionee will execute, in connection with any such exercise, a Restricted Stock Agreement and Joint Escrow Instructions, substantially in the form attached hereto as Appendix B, setting out the terms of such restrictions, along with any other documents or agreements which the Company reasonably requires to effectuate the intent of this Agreement, the Restricted Stock Agreement and the Joint Escrow Instructions. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. Terms used herein and not otherwise defined shall have the meaning set forth in the Plan.

2. This Agreement relates to an Option to purchase              shares of Common Stock, which will be subject to the restrictions set forth in the Restricted Stock Agreement, at an exercise price of $___________ per share (the "Exercise Price Per Share"). (Hereinafter, the term "Exercise Price" shall mean the Exercise Price Per Share multiplied by the number of shares being exercised.) Subject to the provisions of the Plan and of this Agreement, the Optionee shall be entitled to exercise the Option on a cumulative basis until the day preceding the seventh anniversary of the date of the grant in accordance with the following schedule:

Period	Cumulative Percent of Option Exercisable

In determining the number of shares exercisable in accordance with the above table, fractional shares shall be disregarded.

3. In the event that Optionee wishes to purchase any of the shares then purchasable under the Option as provided in Section 2 hereof, Optionee shall deliver or shall transmit by registered or certified mail or facsimile to the Secretary of the Company (the "Secretary") or to the Secretary's designee, at the Company's then principal office, a written notice, substantially in the form attached hereto as Appendix C, as the same may be amended from time to time by the Committee, signed by Optionee, together with a check payable to Hasbro, Inc. (or accompanied by wire transfer to such account of the Company as the Company may designate), in United States dollars, in the aggregate amount of the Exercise Price, or shares of Common Stock held by the Optionee for at least six (6) months (duly endorsed to the Company or accompanied by an executed stock power, in each case with signatures guaranteed by a bank or broker) having a Fair Market Value (as defined in the Plan) equal to the Exercise Price, or a combination of such shares having a Fair Market Value less than the Exercise Price and a check in United States dollars for the balance of the Exercise Price, all as more fully described in said Appendix C.

In addition, unless an Optionee shall have made advance alternative arrangements satisfactory to the Secretary or his designee, each Optionee shall deliver to the Secretary or his designee, together with the written notice of exercise and payment of the exercise price as aforesaid, a check payable to Hasbro, Inc., or a wire transfer to such account of the Company as the Company may designate, in United States dollars, in the amount of any withholding required by law for any and all federal, state, local or foreign taxes payable as a result of such exercise. Each Optionee shall consult with the Secretary of the Company or his designee in advance of exercise so as to determine the amount of withholding taxes due. An Optionee may also elect to satisfy any withholding taxes payable as a result of such exercise (the "Taxes"), in whole or in part, either by (i) having the Company withhold from the shares of Common Stock to be issued upon exercise of the Option or (ii) delivering to the Company shares of Common Stock already owned by the Optionee and held by the Optionee for at least six (6) months (represented by a stock certificates duly endorsed to the Company or accompanied by an executed stock power in each case with signatures guaranteed by a bank or broker), in each case in an amount whose Fair Market Value on the date of exercise is either equal to the Taxes or less than the Taxes, provided that a check payable to Hasbro, Inc., or a wire transfer to such account of the Company as the Company may designate, in United States dollars for the balance of the Taxes is also delivered to the Secretary, or his designee, at the time of exercise, all as more fully described in said Appendix C. As soon as practicable after receipt of such notice, the Exercise Price and the Taxes, the Company shall deliver to the Escrow Agent (as defined in the Joint Escrow Instructions) a certificate or certificates for the shares, including the restrictive legend set forth in the Restricted Stock Agreement, in respect of which the Option was so exercised (less any shares deducted to pay Taxes in accordance with Optionee's election).

4. (a) If an Optionee who is an employee of the Company or of a direct or indirect subsidiary of the Company retires at his Normal Retirement Date (as defined below), or an Optionee with at least one year of Credited Service with the Company suffers a permanent physical or mental disability (as defined below) or dies, in each case without the Optionee having fully exercised any Option granted to him, then he, the executor, administrator or trustee of his estate, or his legal representative, as the case may be, shall have the right to exercise any Option under the Plan, for a period of not more than three (3) years after such retirement, such disability, or in the case of death, the appointment and qualification of such executor, administrator or trustee, except that in no case other than death may such Option be exercised later than the day preceding the seventh anniversary of the date of the grant of such Option. In each such case, the Option will be exercisable with respect to all or any part of the number of shares to which the Option relates, whether or not said Option was fully exercisable in accordance with the schedule set forth in Section 2 of this Agreement as of the date of such retirement, disability or death. Thereafter, such Option, to the extent not so exercised during such three-year period, shall be deemed to have expired regardless of the expiration date otherwise specified in Section 2 hereof.

(b) If an Optionee ceases to be employed by the Company or by a direct or indirect subsidiary of the Company for any reason other than the reasons set forth in subsection (a) of this Section 4, he shall have the right to exercise the unexercised portion of any Option theretofore granted to Optionee, but only to the extent said Option was then exercisable in accordance with the schedule set forth in Section 2 of this Agreement as of the date of termination, for a period of not more than six (6) months after any such termination, but not, in any event, later than the day preceding the seventh anniversary date of the grant of such Option. Thereafter, such Option, to the extent not so exercised during such six-month period, shall be deemed to have expired, regardless of the expiration date otherwise specified in Section 2 hereof.

(c) Notwithstanding that upon any other exercise of the Option the Optionee will acquire restricted shares in the manner described above, solely in the case of an exercise of the Option, following the Optionee's Date of Termination, pursuant to either of Sections 4(a) or 4(b) above, then in such case the shares acquired upon exercise will not be restricted, will be deemed to be immediately vested, and the Optionee will not be required to execute a Restricted Stock Agreement and Joint Escrow Instructions with respect to such shares. Upon an exercise of the Option following the Optionee's Date of Termination covered by this Section 4(c), as soon as practicable after receipt of such exercise notice, the Exercise Price and the Taxes, the Company shall deliver to the Optionee, or his executor, administrator, trustee or legal representative, a certificate or certificates for the shares in respect of which the Option was so exercised (less any shares deducted to pay Taxes).

- For purposes of this Agreement:

* "Credited Service" shall mean: the period of an Optionee's employment considered in determining whether the Optionee is eligible to receive benefits upon termination of employment.

* "Normal Retirement Date" shall mean: the day on which an Optionee who has attained age sixty-five (65) with five (5) or more years of Credited Service, retires. An Optionee is eligible for normal retirement on the first day of the calendar month coincident with or immediately following the Optionee's attainment of age sixty-five (65) and completion of five (5) or more years of Credited Service, and "normal retirement" shall mean the retirement by an eligible Optionee at the Normal Retirement Date.

* "permanent physical or mental disability" shall mean: an Optionee's inability to perform his or her job or any position which the Optionee can reasonably perform with his or her background and training by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration.

5. Optionee hereby represents and agrees that, following vesting of the shares acquired upon any exercise of the Option, unless the shares may be lawfully resold in accordance with a then currently effective registration statement or post-effective amendment to a registration statement under the Securities Act of 1933, as amended (the "Act"): (a) Optionee will acquire such shares for investment and not with a view to the distribution or public offering of all or any portion thereof, or any interest therein; (b) Optionee will make no sale or other disposition of such shares unless and until (i) the Company shall have received an opinion of legal counsel acceptable to it, which opinion is satisfactory to the Company's legal counsel in form and substance, that such sale or other disposition may be made without registration under the then applicable provisions of the Act and the rules and regulations of the Securities and Exchange Commission thereunder, or (ii) such shares shall thereafter be included in a then currently effective registration statement or post-effective amendment to a registration statement under the Act; and (c) the certificate or certificates delivered to evidence such shares shall bear an appropriate legend summarizing the foregoing representations and agreements. If so requested by the Company at the time of any exercise of the Option, the Optionee shall execute and deliver to the Company a written instrument confirming the foregoing representations and agreements, and acknowledging that Optionee understands the full implications under the Act and the various rules, regulations and published statements thereunder of a representation that the shares are being acquired for "investment," including, without limitation, the fact that there can be no assurance that Optionee will be able to transfer such shares in the future or that any such proposed transfer may be limited to specific numbers of shares or to specific time periods and may involve expense, delay, and the filing of certain information with the Securities and Exchange Commission, together with such other terms or conditions as shall be requisite in the judgment of the Company to comply with the applicable provisions of the Act.

6. The adjustment provisions set forth in Section 8 of the Plan shall apply to this Option.

7. This Option shall not be transferable by the Optionee, in whole or in part, except in accordance with Section 7 of the Plan, and shall be exercisable only as hereinbefore provided. Any purported assignment, transfer, pledge, hypothecation or other disposition of the Option or any interest therein contrary to the provisions of the Plan, and the levy of any execution to, or the attachment or similar process upon, the Option or any interest therein, shall be null and void and without effect.

8. Subject to the applicable provisions of the Plan, and particularly to Section 7 of the Plan, this Agreement shall be binding upon and shall inure to the benefit of Optionee, Optionee's successors and permitted assigns, and the Company and its successors and assigns.

9. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Rhode Island and Providence Plantations and applicable Federal law.

IN WITNESS WHEREOF, the Company and the Optionee have duly executed this Agreement effective as of the day and year first above written.

ATTEST:	HASBRO, INC.
By:_____________________ Barry Nagler Senior Vice President General Counsel and Secretary	By:_____________________ Alfred J. Verrecchia President and Chief Executive Officer
By:_______________________ Optionee

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into effective as of the Exercise Date by and between the Participant and Hasbro, Inc. (the "Company").

WITNESSETH THAT:

WHEREAS, the Company maintains the 2003 Stock Incentive Performance Plan (the "Plan"), a copy of which is annexed hereto as Exhibit A and the provisions of which are incorporated herein as if set forth in full, and the Participant was previously granted an option on                 by the Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee"), which administers the Plan, to purchase shares of restricted stock under the Plan (the "Option");

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this Section 1:

A. The "Participant" is: .

B. The "Exercise Date" is: , being the day on which the Participant exercised the part of the Option applicable to the shares of Restricted Stock subject to this Agreement.

C. The "Restricted Period" is the period beginning on the Exercise Date and ending on [two years from the Exercise Date].

D. The number of shares of "Restricted Stock" covered by this Agreement is shares. Shares of "Restricted Stock" are shares of the Company's common stock, par value $.50 per share ("Common Stock") acquired upon exercise of the Option and subject to the terms of this Agreement and the Plan.

Other terms used in this Agreement are defined pursuant to Section 8 or elsewhere in this Agreement.

2. Acquisition of Restricted Stock. The Participant acquired the number of shares of Restricted Stock set forth in Section 1(D) above through an exercise of the Option on the Exercise Date.

3. Dividends and Voting Rights. The Participant shall be entitled to receive any dividends paid with respect to shares of Restricted Stock that become payable during the Restricted Period; provided, however, that no dividends shall be payable to or for the benefit of the Participant with respect to record dates occurring prior to the Exercise Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the Restricted Stock. The Participant shall be entitled to vote the shares of Restricted Stock during the Restricted Period to the same extent as would have been applicable to the Participant if the Participant was then vested in the shares; provided, however, that the Participant shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Exercise Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the Restricted Stock.

4. Escrow of Shares of Restricted Stock; Restrictive Legends. Each certificate issued in respect of shares of Restricted Stock subject to this Agreement shall be registered in the name of the Participant and shall be deposited in escrow in accordance with this Section 4. The Participant shall, upon the execution of this Agreement, execute Joint Escrow Instructions in the form attached to this agreement as Exhibit B. The Joint Escrow Instructions shall be delivered to the Secretary of the Company, as escrow agent thereunder. The Participant shall deliver to such escrow agent a stock transfer form duly endorsed in blank and hereby instructs the Company to deliver to such escrow agent, on behalf of the Participant, the certificate(s) evidencing the shares of Restricted Stock subject to this Agreement. Such materials shall be held by such escrow agent pursuant to the terms of the Joint Escrow Instructions.

All certificates representing shares of Restricted Stock shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

"THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING THE FORFEITURE PROVISIONS AND RESTRICTIONS AGAINST TRANSFER (THE "RESTRICTIONS"), CONTAINED IN THE HASBRO, INC. 2003 STOCK INCENTIVE PERFORMANCE PLAN AND A RESTRICTED STOCK AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND HASBRO, INC. ANY ATTEMPT TO TRANSFER OR DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT."

5. Transfer and Forfeiture of Shares. If (i) the Participant's Date of Termination (as defined below) does not occur during the Restricted Period, (ii) the vesting of the Restricted Stock is not accelerated by the Committee prior to the end of the Restricted Period, and (iii) the Participant has not forfeited the shares of Restricted Stock prior to the end of the Restricted Period, then, in such case at the end of the Restricted Period the Participant shall become vested in the shares of Restricted Stock, and shall own the shares free of all restrictions otherwise imposed by this Agreement.

The Participant shall become vested in the shares of Restricted Stock, and become owner of the shares free of all restrictions otherwise imposed by this Agreement, prior to the end of the Restricted Period, as follows:

A. The Participant shall become vested in the shares of Restricted Stock as of the Participant's Date of Termination provided the Participant has not forfeited the shares of Restricted Stock prior to such Date of Termination;

B. The Participant shall become vested in the shares of Restricted Stock as of the date of a Change in Control, provided the Change in Control occurs prior to the end of the Restricted Period, the Participant's Date of Termination does not occur before the Change in Control, and the Participant has not forfeited the shares prior to the Change in Control; and

C. The Committee has the sole and absolute discretion, but absolutely no obligation in any situation, to accelerate the vesting of the Restricted Stock and the Participant may become vested in the shares of Restricted Stock on a date prior to the end of the Restricted Period selected by the Committee if, but only if, the Committee decides to accelerate such vesting.

Shares of Restricted Stock, including any interest therein, may not be Transferred (as defined below) until the expiration of the Restricted Period or, if earlier, until the Participant is vested in the shares.

If the Participant attempts to Transfer (as defined below) any of the shares of Restricted Stock prior to the vesting of such shares of Restricted Stock the Participant shall forfeit all shares of Restricted Stock, and any interest therein, to the Company. Upon such a forfeiture the Participant shall not receive any reimbursement or other compensation or payment, whether with respect to the exercise price previously paid to the Company to acquire the shares of Restricted Stock subject to this Agreement, or for any other reason, related to such forfeiture of the Restricted Stock.

6. Prohibition against Transfer During Restricted Period. During the Restricted Period or until the earlier vesting of the shares, the Participant will not offer, sell, contract to sell, assign, pledge, grant any option to purchase, make any short sale or otherwise transfer, dispose of or encumber any shares of Restricted Stock or any interest therein, or any options or warrants to purchase any shares of Restricted Stock or any interest therein, or any securities convertible into, exchangeable for or that represent the right to receive shares of Restricted Stock or any interest therein (such actions being collectively referred to as "Transfers" of shares of Restricted Stock).

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any of the shares of Restricted Stock or any interest therein, even if such shares would be disposed of by someone other than the undersigned.  Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the shares of Restricted Stock or with respect to any security that includes, relates to, or derives any significant part of its value from such shares of Restricted Stock.

7. Income Taxes. The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the Restricted Stock (or, if the Participant makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), in connection with such receipt of Restricted Stock), an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Stock. Such payment shall be made in the form of cash, shares of Common Stock already owned and not subject to any restrictions against such transfer or otherwise issuable upon the lapse of restrictions, or in a combination of such methods. The Participant shall promptly notify the Company of any election made pursuant to Section 83(b) of the Code.

8. Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

A. Change in Control. The term "Change in Control" shall have the meaning ascribed to it in the Plan.

B. Date of Termination. The Participant's "Date of Termination" shall be the first day occurring on or after the Exercise Date on which the Participant is not employed by the Company or any entity directly or indirectly controlled by the Company (a "Subsidiary"), regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant's employer. If, as a result of a sale or other transaction, the Participant's employer ceases to be a Subsidiary (and the Participant's employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant's Date of Termination caused by the Participant being discharged by the employer.

C. Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

9. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business and the Participant and the successors and permitted assigns of the Participant, including but not limited to, the estate of the Participant and the executor, administrator or trustee of such estate, the guardian or legal representative of the Participant.

10. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

11. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan.

12. Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.

13. Entire Agreement. This Agreement, the Option agreement, the Joint Escrow Instructions and the Plan contain the entire agreement and understanding of the parties hereto with respect of the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereof.

14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law and any court determining the unenforceability of any provisions shall have the power to reduce the scope or duration of such provision to render such provision enforceable.

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all effective as of the Exercise Date.

HASBRO, INC.
By:_____________________ Alfred J. Verrecchia President and Chief Executive Officer
By:_______________________ Participant

Exhibit B
Hasbro, Inc.
Joint Escrow Instructions

[Insert Date]

Barry Nagler, Secretary
Hasbro, Inc.
1011 Newport Avenue Pawtucket, RI 02862

Dear Sir:

As Escrow Agent for Hasbro, Inc., a Rhode Island corporation (the "Company"), and the undersigned person ("Participant"), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Agreement (the "Agreement") of even date herewith, to which a copy of these Joint Escrow Instructions is attached, in accordance with the following instructions (Terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement):

1.     Appointment. The Participant irrevocably authorizes the Company to deposit with you any certificate(s) evidencing shares of Restricted Stock (the "Shares") to be held by you hereunder and any additions and substitutions to said Shares. The Participant does hereby irrevocably constitute and appoint you as his or her attorney-in-fact and agent for the term of this escrow to complete any documents necessary to comply with the terms hereof. Subject to the provisions of this paragraph 1 and the terms of the Agreement, Participant shall exercise all rights and privileges of a shareholder of the Company while the Shares are held by you.

2.     Release of Shares.

      (a) Upon receipt from the Company of written notice of a forfeiture of the Shares pursuant to Section 5 of the Agreement, the Participant and the Company hereby irrevocably authorize and direct you (i) to fill in and date the stock transfer form or forms necessary for the transfer of the Shares to the Company and (ii) deliver same, together with the certificate or certificates evidencing the Shares, to the Company.

      (b) Upon receipt from the Company of written notice of either (i) the Participant's Date of Termination prior to a forfeiture of the Shares, (ii) a Change in Control prior to the Participant's Date of Termination, the expiration of the Restricted Period and a forfeiture of the Shares, or (iii) the expiration or earlier termination of the Restricted Period in accordance with the terms of the Agreement, the Participant and the Company hereby irrevocably authorize and direct you to deliver the certificates or certificates evidencing the Shares, together with the stock transfer form or forms signed by the Participant in blank, to the Company's transfer agent and to make arrangements with the Company's transfer agent to have such Shares delivered to the Participant free of the restrictions imposed by the Agreement.

3.     Duties of Escrow Agent.

      (a) Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

      (b) You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact of Participant while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own or the Company's attorneys shall be conclusive evidence of such good faith.

      (c) You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

      (d) You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

      (e) You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder and may rely upon the advice of such counsel.

      (f) Your rights and responsibilities as Escrow Agent hereunder shall terminate if (i) you cease to be Secretary of the Company or (ii) you resign by written notice to each party. In the event of a termination under clause (i), your successor as Secretary shall become Escrow Agent hereunder; in the event of a termination under clause (ii), the Company shall appoint a successor Escrow Agent hereunder.

      (g) If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

      (h) It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

      (i) These Joint Escrow Instructions set forth your sole duties with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into these Joint Escrow Instructions against you.

      (j) The Company shall indemnify you and hold you harmless against any and all damages, losses, liabilities, costs, and expenses, including attorneys' fees and disbursements, for anything done or omitted to be done by you as Escrow Agent in connection with this Agreement or the performance of your duties hereunder, except such as shall result from your gross negligence or willful misconduct.

4.     Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days' advance written notice to each of the other parties hereto.

COMPANY:	Hasbro, Inc. 1011 Newport Avenue Pawtucket, RI 02861 Attn: General Counsel

PARTICIPANT:	Notices to Participant shall be sent to the address set forth below Participant's signature below.

ESCROW AGENT:	Barry Nagler, Secretary
Hasbro, Inc. 1011 Newport Avenue Pawtucket, RI 02862

5.     Miscellaneous.

      (a) By signing these Joint Escrow Instructions, the Escrow Agent becomes a party hereto only for the purpose of said Joint Escrow Instructions, and does not become a party to the Agreement.

      (b) This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Very truly yours,
HASBRO, INC.

By:	_______________________________
Alfred J. Verrecchia,
President and Chief Executive Officer

PARTICIPANT

By:	_______________________________
Participant

ESCROW AGENT:

_______________________________

Barry Nagler, Senior Vice President,

General Counsel and Secretary